UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report  (Date of earliest event reported) July 14, 2008

BLOUNT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11549	63-0780521
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4909 SE International Way, Portland, Oregon 97222

(Address of Principal Executive Offices) (Zip Code)

(503) 653-8881

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                                       Compensatory Arrangements of Certain Officers.

On July 14, 2008, Blount International, Inc. (“Blount”) approved an Amended and Restated Employment Agreement (the “Agreement”) with Richard H. Irving, III (“Irving”) as Senior Vice President, General Counsel and Secretary of Blount.  The terms of the Agreement provide that Irving will be paid a base salary of $348,000, be eligible to participate in Blount’s incentive plans with a target bonus of 50% of base salary and a maximum award for exceeding performance goals of 100% of base salary, and participate in Blount’s retirement and benefit plans, arrangements and perquisites generally available to executive officers.

The Agreement is for a term commencing on July 14, 2008 and ending on August 7, 2010.  The Agreement has a clause that prohibits the executive, generally for up to one year following his termination of employment, from competing directly or indirectly with Blount and from soliciting customers or employees of Blount.

The Agreement also contains provisions for severance payments and benefits if Blount terminates Irving’s employment for reasons other than death, disability or “cause” (as defined in the Agreement), or if the executive terminates his employment for “good reason” (as defined in the Agreement).  In the event of death, disability or termination for “cause” or in the event the employee terminates his employment for other than “good reason,” Blount’s obligations under the Agreement cease and no special severance benefits will be provided.  The length of the severance period under the Agreement is the lesser of 12 months (or 24 months if Irving is terminated within 12 months of a change in control) or the time remaining from his date of termination until August 7, 2010.  The Agreement generally provides for severance payments of (i) base salary for the severance period and (ii) bonus amounts for each month of the severance period equal to one-twelfth of the average bonus earned for the two preceding years in which a bonus was earned.  The severance amounts will be paid in a lump sum within 30 days after termination and discounted to present value on the date of termination.  In addition, generally, applicable retirement and health and life insurance benefits continue through the severance period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Calvin E. Jenness
Calvin E. Jenness
Senior Vice President

July 17, 2007